Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Precision Drilling Corporation

We consent to the use of our audit report dated March 4, 2016, on the consolidated financial statements of Precision Drilling Corporation, which comprise the consolidated statements of financial position as at December 31, 2015 and December 31, 2014, the consolidated statements of earnings (loss), comprehensive income (loss), changes in equity and cash flows for each of the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, and our audit report dated March 4, 2016 on the effectiveness of internal control over financial reporting which are incorporated by reference herein and to the reference to our firm under the heading “Interest of Experts” in the prospectus.

/s/ KPMG LLP

Chartered Professional Accountants

August 5, 2016

Calgary, Canada